Exhibit 5
[Evolus Letterhead]

March 4, 2022

Evolus, Inc.
520 Newport Center Drive, Suite 1200
Newport Beach, California 92660
Ladies and Gentlemen:
In connection with the registration of up to an aggregate of 2,433,195 shares of common stock, $0.00001 par value per share (the “Common Stock”), of Evolus, Inc., a Delaware corporation (the “Company”), consisting of (i) up to an aggregate of 2,223,080 shares of Common Stock (the “Plan Shares”) issuable under the Evolus, Inc. 2017 Omnibus Incentive Plan (the “Plan”), (ii) 171,103 shares of Common Stock issuable pursuant to a nonqualified inducement stock option award agreement (the “Inducement Stock Option Award Agreement”) providing for an inducement grant which was entered into as a material inducement to an employee’s acceptance of employment with the Company and effective upon the employee’s commencement date of employment with the Company, pursuant to Nasdaq Stock Market Rule 5635(c)(4) (the “Inducement Stock Option Award Shares”), and (iii) 39,012 shares of Common Stock issuable pursuant to a inducement restricted stock unit agreement (the “Inducement Restricted Stock Unit Award Agreement” and, collectively with the Inducement Stock Option Award Agreement, the “Inducement Award Agreements”) providing for an employee inducement grant which was entered into as a material inducement to the employee’s acceptance of employment with the Company and effective upon such employee’s commencement date of employment with the Company, pursuant to Nasdaq Stock Market Rule 5635(c)(4) (the “Inducement Restricted Stock Unit Award Shares” and, collectively with the Plan Shares and the Inducement Stock Option Award Shares, the “Shares”)

In my capacity as counsel, I have examined originals or copies of those corporate and other records of the Company I considered appropriate.

On the basis of such examination and my consideration of those questions of law I considered relevant, and subject to the limitations and qualifications in this opinion, I am of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, and upon payment for and delivery of the Shares as contemplated in accordance with the Plan, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

I consent to your filing this opinion as an exhibit to the Registration Statement.

Yours truly,

/s/ Jeffrey Plumer

Jeffrey Plumer
General Counsel